EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Wyndham Destinations, Inc. on Form S8 (No. 333-136090) of our report dated June 24, 2020, on our audits of the financial statements of Wyndham Destinations, Inc. Employee Savings Plan as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and supplemental schedule as of December 31, 2019, which report is included in this Annual Report on Form 11-K to be filed on or about June 24, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 24, 2020